Exhibit 99.1

News Release

Two North Riverside Plaza, Suite 1300 • Chicago IL 60606 • 800-458-2235 • www.freightcaramerica.com

MEDIA CONTACT	Thomas P. McCarthy
TELEPHONE	(800) 458-2235

FOR RELEASE	January 25, 2016

FreightCar America, Inc. Appoints Matthew S. Kohnke as Chief Financial Officer

CHICAGO—FreightCar America, Inc. (NASDAQ: RAIL) announced that its Board of Directors has appointed Matthew (Matt) S. Kohnke as Vice President, Finance, Chief Financial Officer and Treasurer, effective February 29, 2016. Mr. Kohnke will succeed Charles F. Avery, Jr., who left the Company by mutual consent effective January 22, 2016, to pursue new business opportunities. Joseph E. McNeely, President and CEO will serve as the interim Vice President Finance, Chief Financial Officer and Treasurer until Mr. Kohnke joins the Company.

Mr. Kohnke, 44, has 25 years of experience in finance and accounting and joins the Company from Dorman Products, Inc., a publicly traded supplier of replacement parts and fasteners to the automotive aftermarket, where he has served since 2002. He first served as Dorman’s Vice President and Corporate Controller and, in 2011, he assumed the position of Dorman’s Chief Financial Officer. As CFO, Mr. Kohnke played a key role in positioning Dorman to achieve its annual growth and long-term strategic plan objectives. Prior to joining Dorman, Matt spent 10 years in public accounting at Arthur Andersen LLP, including holding a leadership role in its Audit and Business Advisory practice. He holds a Bachelor of Science degree in Accounting from Villanova University.

“Matt will be a great fit with our executive team. The financial and leadership experience he brings will serve the Company well as we continue to strive for success in a dynamic competitive and economic environment,” said Joe McNeely, President and Chief Executive Officer of FreightCar America. McNeely concluded, “On behalf of the Board of Directors, I would like to thank Chip Avery for his contributions to the Company, and wish him well as he pursues new opportunities.”

FreightCar America, Inc. manufactures a wide range of railroad freight cars, supplies railcar parts and leases freight cars through its JAIX Leasing Company subsidiary. FreightCar America designs and builds high-quality railcars, including coal cars, bulk commodity cars, covered hopper cars, intermodal and non-intermodal flat cars, mill gondola cars, coil steel cars and boxcars. It is headquartered in Chicago, Illinois and has facilities in the following locations: Cherokee, Alabama; Danville, Illinois; Grand Island, Nebraska; Johnstown, Pennsylvania; and Roanoke, Virginia. More information about FreightCar America is available on its website at www.freightcaramerica.com.

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